Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-8 of our report dated February 11, 2004 to the shareholders of Barrick Gold Corporation relating to the consolidated balance sheets as at December 31, 2003 and December 31, 2002 and the consolidated statements of income, cash flows and shareholders equity and comprehensive income for each of the years in the three year period ended December 31, 2003 of Barrick Gold Corporation, which appear in such Registration Statement.

/s/   PRICEWATERHOUSECOOPERS LLP

Toronto, Canada
December 21, 2004